Exhibit 17.01

                                HERBERT P. MARKS
                            217 SOUTH HARRISON STREET
                               PRINCTON, NJ 08540




July 22, 1998

The Board of Directors
Diversecon Holdings Corp., et al

Gentlemen:

     This is to confirm my resignation as President and Director, effective immediately.

     I deeply regret that health reasons have forced me to take this action.

     I wish you and the company great success in you endeavors.


Sincerely,

/s/  Herbert P. Marks
Herbert P. Marks